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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-5404) pertaining to the 1983 Non-Statutory Stock Option Plan of ALPNET, Inc. and subsidiaries, and the Registration Statement (Form S-8 No. 333-06091) pertaining to the ALPNET, Inc. 1996 Executive Stock Option Plan, of our Auditors' Report dated February 24, 1999 with respect to the balance sheet of ALPNET Canada Inc. as at December 31, 1998 and the statements of earnings, deficit and changes in financial position for the year ended December 31, 1998, which we have been advised is included in this Annual Report (Form 10-K) of ALPNET, Inc. for the year ended December 31, 1998.



\s\ RICHTER, USHER & VINEBERG
Chartered Accountants



Montreal, Quebec
March 11, 1999